                                                                  EXECUTION COPY

                                       JPE

                            EQUITY PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            QP ACQUISITION #2, INC.,

                       AND/OR ITS DESIGNEES, AS PURCHASER

                                       AND

                          ASC HOLDINGS, LLC, AS SELLER












                                   MAY 7, 2002

                                       JPE

                            EQUITY PURCHASE AGREEMENT

           This JPE Equity Purchase Agreement (this "Agreement") is entered into as of May 7, 2002 by and among ASC Holdings, LLC, a Michigan limited liability company ("ASC Holdings", ASC Holdings is sometimes referred to as the "Seller"), the Estate of Heinz C. Prechter, Deceased (the "Estate"), Waltraud E. Prechter (the "Beneficiary"), and QP Acquisition #2, Inc., a Delaware corporation ("QP #2"), and/or its designees ("Purchaser").

                                    RECITALS:

         A. The Seller owns the equity securities of the Enterprise set forth on the attached Exhibit A (the "Seller's Equity Interests").

         B. The Enterprise owns the equity securities of certain entities and certain of such entities own equity securities of other entities (collectively, all such entities are the "Enterprise Subsidiaries") all as set forth on the attached Exhibit B.

         C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Seller's Equity Interests, on the terms and subject to the conditions set forth in this Agreement.

         D. Seller is not selling pursuant to this Agreement any other assets of the Seller other than the Seller's Equity Interests.

           NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:


                                       -1-
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                  1.       DOCUMENT CONSTRUCTION.


1.1. Definitions. For the purposes of this Agreement, the following terms have the following meanings:

         (a) Closing Date means the date on which the Closing actually occurs.

         (b)      Enterprise means the entity listed on the attached Exhibit A.

         (c) Knowledge (of the Estate, ASC Holdings or both) means the actual knowledge of those persons listed on Exhibit C, without inquiry.

         (d)      Purchase Price means $30,000.

         (e) Other Enterprises means those entities, not including the Enterprise or Enterprise Subsidiaries as defined in this Agreement, that are defined as "Enterprises" in the Estate Purchase Agreement and that are defined as "Enterprises" in the Hotel/HDC Purchase Agreement.

         (f) Other Enterprise Subsidiaries means those entities, not including the Enterprise Subsidiaries as defined in this Agreement, that are defined as "Enterprise Subsidiaries" in the Estate Purchase Agreement and that are defined as "Enterprise Subsidiaries" in the Hotel/HDC Purchase Agreement.

1.2. Terms Defined Elsewhere in this Agreement. For the purposes of this Agreement, the following terms are defined in the sections referred to below:


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
Term                                                             Section
----                                                             -------
Additional Purchase Price                                        9.3

Agreement                                                        Preamble

Beneficiary                                                      Preamble

Closing                                                          8.1

Confidentiality Agreement                                        7.1(a)

Deductible Amount                                                9.3

Direct Claim                                                     9.5(a)

Disclosure Schedule                                              7.2(e)

Enterprise Subsidiaries                                          Recital B

Estate                                                           Preamble

Estate Loss                                                      9.3

Estate Purchase Agreement                                        7.2(m)

Existing Books and Records                                       11.2

Hotel Losses                                                     9.3

Hotel/HDC Purchase Agreement                                     7.2(m)

Indemnification Notice                                           9.5(b)

Liens                                                            4.5(c)

Loss(es)                                                         9.1

Notice                                                           12.2

Other Enterprises                                                1.1(e)

Other Enterprise Subsidiaries                                    1.1(f)


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
Term                                                             Section
----                                                             -------
Permitted Liens                                                  7.1(d)(II)(11)

Purchaser                                                        Preamble

Purchaser Parties                                                9.1

Sale                                                             7.1(g)

Seller                                                           Preamble

Seller Parties                                                   9.2

Third Party Claim                                                9.5(b)


1.3. Interpretation.


         (a) Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."

         (b) Whenever the words "herein" or "hereunder" are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.

         (c) Whenever a dollar figure ($) is used in this Agreement, it will be deemed to be United States dollars.


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                  2.       PURCHASE AND SALE OF EQUITY INTERESTS.

         At the Closing, Seller shall transfer, sell, assign and otherwise convey to Purchaser its entire right, title and interest in and to the Seller's Equity Interests, free and clear of all Liens.

                  3.       PURCHASE PRICE.

3.1. Payment of Purchase Price. Purchaser shall pay the entire Purchase Price on the later of (i) the twentieth (20th) business day after this Agreement is signed by Seller, the Estate and Purchaser, and (ii) the Closing, in either case by wire transfer of immediately available funds to accounts designated by Seller in writing, which accounts shall be designated before the Closing.

                  4.       REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents, warrants and covenants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

4.1. Authority. ASC Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. ASC Holdings has the requisite limited liability company power and authority and the Estate has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated in this Agreement. The Beneficiary is the primary beneficiary of the Estate. This Agreement, and the consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary and proper limited liability company or other action on the part of Seller and the Estate. This


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Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Seller, the Estate and Beneficiary enforceable against Seller, the Estate and Beneficiary in accordance with the terms of this Agreement.

4.2. Non-Violative Agreement. Except as set forth on Schedule 4.4 attached hereto, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement, will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of ASC Holdings' Articles of Organization or operating agreement or any other agreement or instrument to which Seller, the Estate or Beneficiary is a party, or by which Seller, the Estate or Beneficiary is bound or to which Seller, the Estate or Beneficiary is subject, except for such conflicts, breaches, violations or defaults that, individually or in the aggregate, will not prevent, delay or impair the ability of Seller to consummate the transactions contemplated hereby.

4.3. Brokerage or Finder's Fee. Except as set forth on the attached Schedule 4.3, no broker, finder, agent or similar intermediary has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Seller or any action taken by the Seller.

4.4. Consents, Approvals and Authorization. Except as set forth on Schedule 4.4 attached hereto, no consent, approval or authorization of, or designation, declaration or filing with, or notice to any governmental authority, or any lenders, lessors, creditors, or others, is required on the part of Seller in connection with the valid execution and


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delivery of this Agreement or the consummation of the transactions contemplated in this Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, prevent, delay or impair the ability of Seller to consummate the transactions contemplated hereby.

4.5. Ownership of Equity Interests.


         (a)      Except as set forth on Exhibit A or Exhibit B, as applicable,
                  (i) no Enterprise or Enterprise Subsidiary directly or indirectly owns, controls or has any investment or other interest in any corporation, partnership, joint venture, business trust or other entity, and (ii) no Enterprise or Enterprise Subsidiary has agreed, contingently or otherwise, to share any profits, losses, costs or liabilities of any person or entity, except as reflected or disclosed in the respective financial statements of said Enterprise or Enterprise Subsidiary.

         (b) The authorized, issued and outstanding capital stock, ownership interests and other securities of the Enterprise and each Enterprise Subsidiary and the record and beneficial ownership thereof are fully and accurately set forth on Exhibit A or Exhibit B, as applicable. Except as set forth on such Exhibits, (i) no person or entity has any preemptive or other similar rights with respect to any such equity interests or other securities, and (ii) there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, voting, conversion, registration, sale or transfer of any equity interests or other securities of the Enterprise or any Enterprise Subsidiary, or obligating the Enterprise, any


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                  Enterprise Subsidiary or any other person or entity to
                  purchase or redeem any such equity interests or other securities or to make capital contributions, advances or loans to or on behalf of the Enterprise or any Enterprise Subsidiary. All of the issued and outstanding shares of capital stock, ownership interests or equivalent equity interests of the Enterprise and each Enterprise Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and have been issued in compliance with applicable securities and other laws.

         (c) Upon the consummation of the transactions contemplated in this Agreement, Purchaser will be the owner of the Seller's Equity Interests free and clear of all adverse claims, security interests, liens, rights of redemption, claims, options or encumbrances of any nature whatsoever (collectively, "Liens").


4.6. Disclaimer of Other Representations and Warranties. Seller makes no representation or warranty to Purchaser except as set forth in this Section 4.

5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents, warrants and covenants to Seller, as of the date of this Agreement (except as otherwise set forth herein) and as of the Closing Date, as follows:

5.1. Good Standing and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated in this Agreement. This Agreement, and the


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consummation of the transactions contemplated in this Agreement, have been duly authorized and approved by all necessary and proper corporate action on the part of Purchaser. This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

5.2. Non-Violative Agreement. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement, will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Purchaser's Certificate of Incorporation or bylaws or any other agreement or instrument to which Purchaser is a party, or by which Purchaser is bound or to which it is subject, except for such conflicts, breaches, violations or defaults that, individually or in the aggregate, will not prevent, delay or impair the ability of Purchaser to consummate the transactions contemplated hereby.

5.3. Brokerage or Finder's Fee. Except as set forth on the attached Schedule 5.3, no broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Purchaser or any action taken by Purchaser.

5.4. Consents, Approvals and Authorization. Except as set forth on Schedule 5.4 attached hereto, no consent, approval or authorization of, or designation, declaration or filing with, or notice to any governmental authority, or any lenders, lessors, creditors, or others, is required on the part of Purchaser in connection with the valid execution and


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delivery of this Agreement or the consummation of the transactions contemplated in this Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, prevent, delay or impair the ability of Purchaser to consummate the transactions contemplated hereby.

5.5. Review Opportunity. Purchaser shall be deemed to represent and warrant to Seller, as of the Closing Date, that (i) it has been given an opportunity to examine such instruments, documents, assets, and other due diligence data relating to the Enterprise and the Enterprise Subsidiaries as Purchaser has deemed necessary or advisable in order to make an informed decision relating to the purchase of the Seller's Equity Interests, and (ii) Purchaser has been afforded an opportunity to ask questions and to obtain any additional information necessary in order to verify the accuracy of the information furnished and (iii) Purchaser has decided to proceed with the transactions contemplated herein.

5.6. Purchase for Investment. Purchaser will be acquiring Seller's Equity Interests solely for its own account for investment and not with a view to or for the distribution thereof. Nothing in this Agreement shall be deemed to restrict Purchaser from transferring any of the interests it is purchasing after the Closing.

5.7. Financial Capability. Purchaser has available (either from its immediately available cash or from available unused capital commitments of the partners of the entities that own Purchaser, lines of credit or third party financing, or a combination thereof), and will have available at Closing (subject to payment of the Purchase Price as contemplated by Section 3.1(a)), funds sufficient to pay the Purchase Price.


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
                  6.       FUTURE DEVELOPMENTS; SURVIVAL.

6.1. Notice of Material Developments. Until the Closing, each party shall give prompt written notice to the other parties (i) if any representation or warranty of such party contained in this Agreement becomes untrue, (ii) if it breaches any covenant under this Agreement, and (iii) of any other material development affecting the ability of such party to consummate the transactions contemplated in this Agreement.

6.2. Survival. The representations and warranties set forth in this Agreement shall survive indefinitely.

                  7.       PRE-CLOSING COVENANTS AND CONDITIONS TO CLOSING.

7.1. Covenants.

         (a)      Confidentiality.

                  (i) Until the execution of this Agreement, and except as otherwise contemplated in this Agreement or required by law, the parties agree to keep in strict confidence the fact of and the content of the negotiations and the agreements among them concerning the transactions contemplated in this Agreement.

                  (ii) Until the Closing, except as otherwise provided herein, any information provided by Seller, the Enterprise or the Enterprise Subsidiaries to the Purchaser or its representatives pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be held by recipient and its representatives in accordance with, and shall be subject to the terms of, the


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                           Confidentiality Agreement dated December 16, 2001 by
                           and between an affiliate of Purchaser and the Estate ("Confidentiality Agreement"), the terms of which are hereby incorporated in this Agreement.

         (b) Access to Information. Subject to Section 7.1(c) below, from the date hereof until the Closing Date, Seller will (i) give to Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and on reasonable notice to the officers (subject to Section 7.1(c)), properties, books and records of and relating to the Enterprise and the Enterprise Subsidiaries, (ii) furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information with respect to the Enterprise and the Enterprise Subsidiaries as such persons may reasonably request, and (iii) instruct employees, counsel and financial advisors of the Enterprise and the Enterprise Subsidiaries to cooperate with Purchaser in its investigation of the Enterprise and the Enterprise Subsidiaries. Any information provided, or caused to be provided, by Seller pursuant to this Section 7.1(b) shall be subject to the terms of the Confidentiality Agreement.

         (c) Employee and Customer Contact. Notwithstanding Section 7.1(b) above, prior to the Closing, Purchaser shall not contact any employee, officer, agent or customer of the Enterprise or any Enterprise Subsidiary regarding the transactions contemplated herein without the prior oral or written consent of Seller. With respect to the foregoing, and except as provided herein, it is the intention of the


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                  parties that management of the Enterprise will be contacted regarding the transactions contemplated by this Agreement jointly by Purchaser and representatives of Seller, as appropriate, and that customers of the Enterprise and the Enterprise Subsidiaries will be contacted jointly by Purchaser and such members of management as mutually agreed.

                 (d)      Conduct of Business.


                           (I) From the date hereof through the Closing, except as otherwise provided for in, or contemplated by, this Agreement, and except as consented to or approved by Purchaser in writing, Seller covenants and agrees that it shall cause the Enterprise and each Enterprise Subsidiary to be operated in the ordinary course of business consistent with past practice and the provisions of this Agreement.

                           (II) Without limiting the generality of the foregoing, between the date hereof and the Closing, unless Purchaser consents otherwise in writing, which consent will not be unreasonably withheld or delayed, or except as otherwise provided for herein, Seller shall:

                                    (1) cause the Enterprise and each Enterprise
                                    Subsidiary to (i) maintain its corporate or other entity existence, and (ii) maintain its books and records in accordance with past practice, and use reasonable best efforts to maintain in full force and effect all governmental authorizations;


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                                    (2) cause the Enterprise and each Enterprise
                                    Subsidiary to use reasonable best efforts to maintain in full force and effect all insurance policies and binders existing as of the date hereof;


                                    (3) promptly advise Purchaser in writing of the written threat of an action or commencement of an action against the Enterprise, any Enterprise Subsidiary or Seller with respect to any dispute, claim, action, suit, proceeding, arbitration or investigation which could materially adversely affect the Enterprise, any Enterprise Subsidiary or any of its operations, assets or prospects, or which challenges or may affect the validity of this Agreement or any action taken or to be taken in connection with this Agreement or the ability of Seller to consummate the transactions contemplated herein, provided that, for the purposes of Section 9.1, this
                                    Section 7.1(d)(II)(3) shall not be breached by Seller unless Seller has Knowledge of said written threat of an action or Knowledge of commencement of an action;

                                    (4) cause the Enterprise and each Enterprise
                                    Subsidiary not to: make any change in the Enterprise's or any Enterprise Subsidiary's equity structure; grant any option or other right to purchase capital stock or other securities of the Enterprise or any Enterprise Subsidiary; issue or make any commitment to issue any security of the Enterprise or any Enterprise Subsidiary, including any security convertible into capital stock; grant any registration rights; or


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                                    purchase, redeem, retire or make any other
                                    acquisition of any shares of any capital stock or other securities;

                                    (5) cause the Enterprise and each Enterprise
                                    Subsidiary not to amend the certificate or articles of incorporation or bylaws (or equivalent governing documents) of the Enterprise or any Enterprise Subsidiary;

                                    (6) (a) cause the Enterprise and each
                                    Enterprise Subsidiary not to enter into, or materially amend, any material agreement, commitment or transaction other than in the ordinary course of business, consistent with past practice; (b) without limiting the generality of the previous clause of this
                                    Section 7.1(d)(II)(6), Seller shall cause
                                    (i) the Enterprise and each Enterprise
                                    Subsidiary (x) not to enter into or modify any collective bargaining agreement, and (y) not to writeoff or otherwise discharge any obligation owed to it by the Other Enterprises or any Other Enterprise Subsidiary and (ii) the Enterprise and the Enterprise Subsidiaries not to enter into any agreement with ASC Incorporated or any of its affiliates or with ASC Incorporated, on the one hand, and Comerica Bank, on the other hand, or to modify any existing agreement between any of the parties referred to in this clause (ii).

                                    (7) (a) cause the Enterprise and each
                                    Enterprise Subsidiary not to enter into any contract with Seller, the Estate or any heir, relative (or any entity controlled by such heir or relative) or any affiliate of


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                                    Seller or the Estate, except that the
                                    Enterprise or any Enterprise Subsidiary may enter into a contract with Other Enterprises or Other Enterprise Subsidiaries in the ordinary course of business consistent with past practice, unless otherwise restricted by the terms of this Agreement; and (b) cause any agreement or other obligation between the Enterprise or any Enterprise Subsidiary and Seller, the Estate or any heir, relative (or entity controlled by such heir or relative) or affiliate of Seller or the Estate (other than Other Enterprises or Other Enterprise Subsidiaries unless otherwise restricted by the terms of this Agreement) to be terminated and of no further force and effect on or before the Closing, and the Enterprise and each Enterprise Subsidiary shall have no obligation or liability in respect thereto.

                                    (8) cause the Enterprise and each Enterprise
                                    Subsidiary not to declare or pay any
                                    dividend or other distribution or payment in respect of the shares of capital stock or ownership interests of the Enterprise or any Enterprise Subsidiary;

                                    (9) except as disclosed on the Disclosure
                                    Schedule, cause the Enterprise and each
                                    Enterprise Subsidiary not to pay any bonus or increase any compensation payable to any shareholder, owner, director, or executive employee or enter into (or amend) any employment, severance or similar agreement with any shareholder, owner, director or executive employee;


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                                    (10) except as disclosed on the Disclosure
                                    Schedule, cause the Enterprise and each
                                    Enterprise Subsidiary not to adopt or change any employee benefit plan or labor policy, other than in the ordinary course of business consistent with past practice, provided, however, Seller shall cause the Enterprise and each Enterprise Subsidiary not to add any executive employee or make any material amendment to any incentive compensation plan;

                                    (11) (a) cause the Enterprise and each
                                    Enterprise Subsidiary not to (i) sell,
                                    assign, convey, lease, or otherwise dispose of any material asset or property of the Enterprise or any Enterprise Subsidiary, other than in the ordinary course of business consistent with past practices and other than to the extent such asset or property is not used or useful in the conduct of the business of the Enterprise or Enterprise Subsidiary, but in each case subject to the provisions of Section 7.1(g), or (ii) (except for liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings, statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable law or other social security, and statutory or common law liens in favor of carriers, warehousemen, mechanics


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                                    and materialmen, statutory or common law
                                    liens to secure claims for labor, materials or supplies and other like liens "Permitted Liens"), mortgage, pledge, or impose any lien or other encumbrance on any material asset or property of the Enterprise or any Enterprise Subsidiary; and (b) cause the Enterprise and Enterprise Subsidiaries not to close or open or commit to close or keep open any facility or make any public announcement in respect to same.

                                    (12) cause the Enterprise and each
                                    Enterprise Subsidiary not to (a) incur or repay any liability or obligation (whether absolute or contingent), or make any capital contribution or otherwise advance any money, with respect to all of the foregoing, to Seller, the Estate or any heir, relative (or entity controlled by such heir or relative) or any other affiliate of Seller or the Estate (other than Other Enterprises or Other Enterprise Subsidiaries, unless otherwise restricted by the terms of this Agreement), (b) incur or repay any liability or obligation (whether absolute or contingent) to any other person or entity under any agreement (oral or written) other than obligations under agreements entered into prior to the date of this Agreement or under agreements entered into after the date of this Agreement in the ordinary course of business consistent with past practice and, in each case, not otherwise restricted under the terms of this Agreement, (c) make any capital contribution or otherwise


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                                    advance any money to any other person or
                                    entity, or (d) discharge or satisfy any
                                    lien, claim or encumbrance, other than
                                    Permitted Liens or in the ordinary course of business consistent with past practice unless otherwise restricted in accordance with the terms of this Agreement;

                                    (13) cause the Enterprise and each
                                    Enterprise Subsidiary not to enter into any agreement, whether or not in writing, to do any of the matters set forth in Section 7.1(d)(II), (1), (4), or (5); or

                                    (14) cause each Enterprise and each
                                    Enterprise Subsidiary not to enter into any agreement, whether or not in writing, to do any of the matters set forth in Sections 7.1(d)(II)(2), (3), (6), (7), (8), (9),
                                    (10), (11), or (12).

         (e) Transaction Costs. Except as set forth in Section 10.2, Purchaser shall be responsible for all transaction costs it incurs in connection with the negotiation and execution of this Agreement and the transactions contemplated herein prior to Closing, regardless as to whether the Closing occurs, including, without limitation, all accountants, attorneys, brokerage, finder, agent and financial advisor fees and commissions. Except as expressly provided for in this Section 7.1(e), the Enterprise shall be responsible for all transaction costs incurred by Seller in connection with the negotiation and execution of this Agreement and the transactions contemplated herein prior to Closing, regardless as to whether the Closing occurs, except for transaction costs the Estate and ASC Incorporated shall be responsible to pay as contemplated by the Estate Purchase Agreement.

         (f) Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable, including such actions or things as the other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated by this Agreement to be fully satisfied.

         (g) Exclusivity. Until the Closing or earlier termination of this Agreement pursuant to Section 10.1, Seller will not, and it will not permit the Seller's representatives to, directly or indirectly, encourage, solicit, participate in, continue or initiate discussions or negotiations with, or provide any information to, or otherwise cooperate with, any person or entity with respect to any merger, joint venture, sale of assets, sale of capital stock, investment or similar transaction (collectively, a "Sale") involving the Enterprise, the Enterprise Subsidiaries or any of Seller's direct or indirect interest therein.

7.2. Conditions Precedent to Purchaser's Obligation. The obligation of Purchaser to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived (but only in writing) by Purchaser:

         (a) Representations and Warranties of Seller. Seller's representations and warranties set forth in Section 4 hereof shall be true and correct when made and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such date.

         (b) Termination. This Agreement shall not have been terminated pursuant to Section 10.1 below.


         (c) Delivery of Closing Documents. Seller shall have executed and delivered, or caused to be executed and delivered an assignment separate from certificate or other documents reasonably satisfactory to Purchaser evidencing transfer of ownership to Purchaser of the Seller's Equity Interests, with signatures guaranteed.

         (d) No Injunction. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby; provided that, the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

         (e) Accuracy of Disclosure Items; Certification. The disclosure information and schedules set forth on the attached Exhibit D (the "Disclosure Schedule") shall be true and correct at and as of the Closing Date with the same effect as if made on such date and the persons listed on Exhibit C shall have certified that to the knowledge of each the information in the Disclosure Schedule is true, correct and complete at and as of the Closing Date. In addition, appropriate officers or directors of the Enterprise and Enterprises Subsidiaries that own real property in respect to which Purchaser purchases title insurance shall execute such non-imputation affidavits as may be required by the title insurance company.

         (f) Performance Covenants. Seller shall have performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.


         (g) Approvals. The consents or approvals listed on the attached Exhibit E shall have been obtained and, except as set forth on the attached Schedule 7.2(g), no such consent or approval: (a) shall have been conditioned upon the modification in any material respect, cancellation or termination of any material lease, commitment, agreement, easement, right or governmental authorization of any Enterprise or any Enterprise Subsidiary; or (b) shall impose on Purchaser, the Enterprise or any Enterprise Subsidiary any material condition, provision or requirement not presently imposed upon Seller, the Enterprise or such Enterprise Subsidiary, or any condition that would be more restrictive after the Closing on Purchaser, the Enterprise or any Enterprise Subsidiary than the conditions presently imposed on Seller, such Enterprise or Enterprise Subsidiary, as the case may be.

         (h) Resignation of Directors and Officers. Purchaser shall have received resignations from the officers and directors of the Enterprise and Enterprise Subsidiaries specified on Schedule 7.2(h).

         (i) Opinion of Counsel. Purchaser shall have received an opinion of Seller's counsel in the form attached as Exhibit F.


         (j) Material Adverse Change. Since the date of this Agreement, there has not been any material adverse change in the business, operations, properties, assets, working capital or condition (financial or otherwise) of the Enterprise and Enterprise Subsidiaries, taken as a whole, except for changes caused by general economic or industry-wide conditions which are not specific to the Enterprise or the Enterprise Subsidiaries.

         (k) Audit. Ernst & Young LLP shall have issued an audit opinion in respect to the financial statements of JPE, Inc. in respect to the fiscal year ending December 31, 2001.


         (l) Enterprise Board Approval. The Board of Directors of the Enterprise shall have approved the transactions contemplated herein, shall have passed appropriate resolutions exempting from the requirements of Section 780 of the Michigan Business Corporation Act the transfer of any shares of the Enterprise to the Purchaser or its affiliates, and the Board of Directors and the shareholders of the Enterprise shall have amended the Articles of Incorporation of the Enterprise to include the provisions of Section 450.1209 of the Michigan Business Corporation Act.

         (m) Estate Purchase Agreement Closing. Either prior to or contemporaneously with the Closing, affiliates of Purchaser shall (i) complete or have completed the purchase from the Estate of equity interests held by the Estate in the Other

                  Enterprises pursuant to the previously executed Equity Purchase Agreement ("Estate Purchase Agreement") dated May 3, 2002, by and among QP Acquisition #1, Inc., and/or its designees, as purchaser, and the Estate of Heinz C. Prechter, Deceased, as seller, and (ii) execute a Hotel/HDC Equity Purchase Agreement ("Hotel/HDC Purchase Agreement") by and between QP Acquisition #1, Inc., and/or its designees, as purchaser, and the Estate of Heinz C. Prechter, Deceased, as seller, under which such purchaser, would acquire interests in certain Other Enterprises.

7.3. Conditions Precedent to the Seller's Obligation. The obligation of Seller to consummate the transactions contemplated in this Agreement at the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived (but only in writing) by Seller:

         (a) Purchaser's Representations and Warranties. The representations and warranties of Purchaser in Section 5 hereof shall be true and correct when made and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such date.

         (b) Performance of Agreement. Purchaser shall have performed and complied with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.


         (c) Termination. This Agreement shall not have been terminated pursuant to Section 10.1 below.

         (d) No Injunction. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby; provided, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

         (e) Estate Purchase Agreement Closing. Either prior to or contemporaneously with the Closing, affiliates of Purchaser shall (i) complete or have completed the purchase from the Estate of equity interests held by the Estate in a number of other entities pursuant to the Estate Purchase Agreement and
                  (ii) execute the Hotel/HDC Purchase Agreement.

                  8.       CLOSING.


8.1. Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place within ten (10) business days after satisfaction of each of the conditions precedent set forth in Sections 7.2 and 7.3 above, or such other date as requested by Seller and which Purchaser approves, which approval shall not be unreasonably withheld or delayed so long as each of the conditions precedent set forth in Section 7.2 above have been satisfied. The Closing shall take place at the offices of the Estate's counsel, Honigman Miller Schwartz and Cohn LLP at 2290 First National

Building, 660 Woodward Avenue, Detroit, Michigan 48226, or at such other location as the Seller and Purchaser may mutually agree.

8.2. To Be Delivered at Closing by the Seller. At the Closing, Seller shall properly execute and deliver to Purchaser, or cause to be executed and delivered to Purchaser, the items described in Section 7.2(c) and Section 7.2(e).

8.3. To be Delivered at Closing by Purchaser. At the Closing, Purchaser shall deliver to Seller (i) a letter from the private equity funds that are shareholders of Purchaser ("Questor Funds") in the form attached hereto as Exhibit G, or (ii) the Purchase Price by wire transfer to accounts designated by Seller as provided in Section 3.1 above.

                  9.       INDEMNIFICATION

9.1. Indemnification of Purchaser. The Seller, Estate and Beneficiary, jointly and severally, hereby agree to indemnify, defend and hold harmless, Purchaser and its affiliates, officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the "Purchaser Parties"), for, from and against any and all liabilities, losses, costs and expenses (including costs and expenses of investigation), damages, penalties, fines, judgments, awards, settlements, obligations, indebtedness, taxes, assessments and public charges, of any kind or nature, whether fixed, actual, accrued or contingent, liquidated or unliquidated, including reasonable attorneys fees and court costs associated therewith (each a Loss and collectively, "Losses"), which any of the Purchaser Parties suffers or for which any of the Purchaser Parties becomes liable and which are based on, are the result of, arise out of or are otherwise related to, directly or indirectly, (i) any inaccuracy or misrepresentation in, or breach of any of Seller's representations or warranties contained in Section 4 of this

Agreement, or (ii) any breach or failure of Seller to perform any covenant or agreement required to be performed by each pursuant to Sections 2, 7.1(d)(II)
(2), (3), (6), (7), (8), (9), (10), (11), (12), and (14), 7.1(e), 9.1, 9.3, 9.4,
9.5, 9.6, 9.7, 11.1, 11.2, 12.5, 12.11 and 12.12 of this Agreement.

9.2. Indemnification of the Seller. Purchaser hereby agrees to indemnify, defend and hold harmless the Seller, the Estate and the Beneficiary and their respective heirs, personal representatives, officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the "Seller Parties") for, from and against any and all Losses which the Seller Parties suffer or for which a Seller Party becomes liable and which are based on, are the result of, arise out of or are otherwise related to any of the following:

         (a) any inaccuracy or misrepresentation in, or breach of any representation or warranty of Purchaser contained in Section 5 of this Agreement; and

         (b) any breach or failure of Purchaser to perform any covenant or agreement required to be performed by Purchaser pursuant to this Agreement.

9.3. Remedies Exclusive. Seller makes no representation or warranty to Purchaser except as specifically set forth in Section 4 of this Agreement and Purchaser makes no representation or warranty to Seller except as specifically set forth in Section 5 of this Agreement. Except as contemplated by this Agreement, no person has been authorized by Seller to make any representation or warranty relating to the Enterprise, the Enterprise Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by Purchaser as having been authorized by Seller. Seller has not been involved in operating the Enterprise or the Enterprise Subsidiaries. Seller has asked the employees of the Enterprise and Enterprise Subsidiaries to cooperate with the Purchaser in conducting the Purchaser's due diligence. Seller assumes that the employees of the Enterprise and the Enterprise Subsidiaries have cooperated with the Purchaser, but Seller has not been directly involved in the due diligence and, therefore, is not totally aware of the level of cooperation. The Purchaser represents and warrants to Seller that as of the date of this Agreement (and, unless Purchaser notifies Seller to the contrary before the Closing, as of the Closing Date), Purchaser has no knowledge of any facts or circumstances that would cause any of the information set forth in any representation, warranty, or covenant of the Seller in this Agreement or on the Disclosure Schedule to be untrue or incorrect. The Purchaser agrees that, if at any time prior to the Closing Date the Purchaser becomes aware of facts or circumstances which would cause any of the information set forth in any representation, warranty, or covenant of the Seller in this Agreement or on the Disclosure Schedule to be untrue or incorrect the Purchaser will immediately notify Seller of such facts or circumstances. The indemnification provided for in this Section 9 shall be the sole and exclusive remedy of Purchaser against Seller, the Estate and the Beneficiary, on the one hand, and of Seller and the Beneficiary against Purchaser, on the other hand, for any Losses from and after the Closing. Notwithstanding anything to the contrary contained in this Agreement, neither Seller, the Estate nor the Beneficiary on the one hand, nor the Purchaser, on the other hand, shall have any liabilities, including with respect to any Losses, whatsoever to the other party under this Agreement after the Closing Date, regardless of whether such liabilities shall be in contract, tort, equity or otherwise, except for such liabilities as are specifically provided for in Sections 9.1 and 9.2 and except for liabilities based on fraud or willful misconduct. No party hereto shall be liable for any indemnification pursuant to this Section 9 unless and until the Closing has occurred. Seller and Beneficiary shall have no liability for indemnification pursuant to Section 9.1 above (except in the case of fraud or willful misconduct) until the aggregate for all Losses hereunder suffered by Purchaser Parties, Hotel Losses suffered by the Hotel Purchaser Parties and the Estate Losses suffered by the Estate Purchaser Parties exceeds the sum (for the purpose of this Section 9.3, such sum is referred to as the "Deductible Amount") of Fifty Thousand Dollars ($50,000) and then only for such Losses, Hotel Losses and Estate Losses, in the aggregate, that exceed the Deductible Amount. Hotel Losses shall mean "Losses" as defined in the Hotel/HDC Purchase Agreement, Estate Losses shall mean "Losses" as defined in the Estate Purchase Agreement, Hotel Purchaser Parties shall mean "Purchaser Parties" as defined in the Hotel/HDC Purchase Agreement, and Estate Purchaser Parties shall mean "Purchaser Parties" as defined in the Estate Purchase Agreement. The aggregate liability of Seller and Beneficiary to Purchaser Parties, Hotel Purchaser Parties and Estate Purchaser Parties for indemnification pursuant to Section 9.1 above, Section 9.1 of the Estate Purchase Agreement and Section 9.1 of the Hotel/HDC Purchase Agreement, in the aggregate, shall not exceed $55,000,000 plus the "Additional Purchase Price" (defined in the Estate Purchase Agreement), except in the case of fraud or willful misconduct of Seller, the Estate or the Beneficiary.

9.4. Tax Benefits; Available Insurance. The amount of any Loss suffered hereunder shall be determined after taking into account all amounts to which the indemnified party is entitled and actually receives under the provisions of all agreements and/or insurance policies with third parties (i.e., actual insurance policies, and not self-insurance or retention programs), subject to offset for any increase in premiums attributable to such losses or payments made in respect of such Losses. The parties agree to use reasonable efforts to collect amounts available under any such agreement or insurance policy. Losses for which Seller Parties are liable hereunder shall be net of any actual tax savings realized by Purchaser, the Enterprise or the Enterprise Subsidiaries relating to such Losses.

9.5. Procedures.

         (a) In the event that any of the Purchaser Parties or any of the Seller Parties has a claim for indemnification under Section
                  9.1 or 9.2, as the case may be, other than a Third Party Claim (a "Direct Claim"), the party asserting such claim shall provide a written notice to the other party, which notice shall state the facts giving rise to an alleged basis for the claim and the amount of liability, to the extent known, asserted against the other party by reason of the claim; provided that the failure of the indemnified party to give the indemnifying party prompt notice as provided herein shall not relieve the indemnifying party of any of its obligations hereunder except to the extent that the indemnifying party is prejudiced thereby.

         (b) If any legal proceedings are instituted or any claim or demand is asserted by any person not a party to this Agreement in respect of which any of the Purchaser Parties or the Seller Parties may seek indemnification pursuant to the provisions hereunder (a "Third Party Claim"), the indemnified party shall promptly cause written notice (the "Indemnification Notice") of the assertion of any such claim or demand, the notice and basis of such claim or demand and the amount thereof, to the extent known, to be made to the indemnifying party.

                  Except as otherwise provided herein, the indemnifying party shall have the right, at its option and expense and by giving notice of its election to do so within fifteen (15) days of the giving of the Indemnification Notice by the indemnified party, to defend against, negotiate, or settle any such claim or demand with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate in the defense, negotiation and/or settlement of any such Third Party Claim with counsel of its own choosing; provided that, after notice from the indemnifying party to the indemnified party of the indemnifying party's election to take control of the defense, negotiation and/or settlement of any Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses incurred by the indemnified party in connection with the defense, negotiation and/or settlement thereof. Notwithstanding the foregoing, with respect to any Third Party Claim, the defense, negotiation and/or settlement of which the indemnifying party has taken control, the indemnifying party shall pay the reasonable fees and expenses of the indemnified party's separate counsel if (i) a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable or (ii) the named parties to any such Third Party Claim include both the indemnified party and indemnifying party and the indemnified party in good faith determines that defenses are available to it that are unavailable to the indemnifying party. An indemnifying party may not settle any such Third Party Claim or demand without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the indemnified party unless such settlement requires no more than a monetary payment for which the indemnified party is fully indemnified or involves other matters not binding upon the indemnified party. An indemnifying party shall not be liable for any settlement of any such claim or demand effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed in respect to the settlement of a Third Party Claim as to which the indemnifying party has not taken control of the defense, negotiation and/or settlement. In the event the indemnifying party shall fail to respond within fifteen (15) days after the Indemnification Notice is given, then the indemnified party may retain counsel and conduct the defense thereof as it may in its sole discretion deem proper, at the sole cost and expense of the indemnifying party. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

9.6. Payment. With respect to any Third Party Claim for which indemnification is payable hereunder, such indemnification shall be paid by the indemnifying party promptly upon the earlier of (i) the entry of a judgment against the indemnified party and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the indemnified party; or (iii) the closing under any settlement agreement. With respect to any Direct Claim for which indemnification is payable hereunder, such indemnification shall be paid by the indemnifying party promptly upon the earlier of (i) the indemnifying party agreeing to same, or (ii) the entry of a judgment against the indemnifying party and the expiration of any applicable appeal period, or (iii) the entry of a non appealable judgment or final appellate decision against the indemnifying party.

9.7. Indemnification Amounts. To the extent permitted by law, any payment for indemnification hereunder shall be treated as an adjustment to the Purchase Price.

                  10.      TERMINATION.

10.1. Termination. This Agreement may be terminated at any time before the
Closing:


         (a)      by the mutual consent of Seller and Purchaser;

         (b)      by Seller (i) if any of the conditions set forth in Section
                  7.3 above have not been fulfilled, satisfied or waived by May 31, 2002, or (ii) if Purchaser breaches any representation, warranty, covenant or agreement set forth in this Agreement and with respect to any such breach that is capable of being cured, Purchaser fails to cure same within five (5) calendar days after Notice of Seller with respect thereto; or

         (c)      by Purchaser (i) if any of the conditions set forth in Section
                  7.2 above have not been fulfilled, satisfied or waived by May 31, 2002 or (ii) if Seller breaches any representation or warranty contained in Section 4 of this Agreement, or breaches or fails to perform any covenant or agreement set forth in Sections 2, 6.1, 7.1(a)(i), 7.1(b), 7.1(d), 7.1(f), 7.1(g),
                  8.1, 8.2 and 12.11 of this Agreement and with respect to any such breach that is capable of being cured, Seller fails to cure same within five (5) calendar days after Notice of Purchaser with respect thereto.

10.2. Effect of Termination. If terminated in accordance with Section 10.1 above, as the sole and exclusive remedy of either party, this Agreement shall be null and void and have no further force or effect, except as provided in the remaining provisions of this Section 10.2 and in Section 7.1(a) above. In the event a party terminates this Agreement as a result of a breach by another party, then such non-breaching party shall be entitled to recover from the defaulting party all out-of-pocket expenses incurred by it (including, without limitation, reasonable legal, consulting and accounting fees and expenses) in connection with the transactions contemplated by this Agreement and shall be entitled to any costs of enforcement (including without limitation, reasonable legal fees and expenses). Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event the Closing does not occur due to an inaccuracy of any item set forth on the Disclosure Schedule, the sole and exclusive remedy available to Purchaser under this Agreement and in contract, tort, equity or otherwise, will be to terminate this Agreement pursuant to Section 10.1(c)(i) above in which event this Agreement shall be null and void and have no further force or effect except as provided in Section 7.1(a) above.

10.3 Specific Performance. In the event a party would have the right to terminate this Agreement pursuant to Sections 10.1(b)(ii) or 10.1(c)(ii) of this Agreement as a result of a breach by another party, then such non-breaching party may elect to seek to specifically enforce this Agreement as against the breaching party and in such event the non-breaching party shall be entitled to any costs of enforcement (including, without limitation, reasonable legal fees and expenses), but if said party obtains specific performance of this Agreement and this Agreement is not terminated, then said party shall not be entitled to the out-of-pocket expenses otherwise reimbursable under Section 10.2 above.

                           11. POST-CLOSING COVENANTS.

11.1. Further Assurances. The Seller and Purchaser agree that, from time to time after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.

11.2. Maintenance of Books and Records. Purchaser agrees to (i) hold the Enterprise's books and records as they exist on the Closing Date regarding the ownership of the equity interests in the Enterprise and the Enterprise Subsidiaries which are the subject of Seller's representation in Section 4.5 (the "Existing Books and Records") and not to destroy or dispose of any thereof for a period of 3 years from the Closing Date or such longer time as may be required by law, and (ii) following the Closing Date afford the Seller and each of its employees, accountants, legal counsel and other agents, during normal business hours, upon reasonable request, reasonable access to the Existing Books and Records if such access is requested for any legitimate and reasonable purpose. Seller will bear all out-of-pocket costs and expenses incurred by it or by Purchaser, the Enterprise or the Enterprise Subsidiaries in connection with its requests for access; provided, however, that nothing herein shall limit any of the Seller's legal rights of discovery.

                           12. MISCELLANEOUS.

12.1. Public Announcement. On or after the execution of this Agreement the parties may agree on a joint public announcement or one party may consent, in writing, to the other party's proposed public announcement, which consent shall not be unreasonably withheld, conditioned or delayed, provided that such consent shall not be required for any public announcement required by law. Any such public announcement not required by law shall not include disclosure of the Purchase Price. Nothing herein shall prevent the owners of Purchaser or their affiliates from disclosing any information to their partners, prospective partners or lenders.

12.2. Notices. Any notice, election, demand, request, consent, approval, concurrence or other communication (collectively, a "Notice") given or made under any provision of this Agreement shall be deemed to have been sufficiently given or made for all purposes only if it is in writing and it is: (a) delivered personally to the party to whom it is directed; (b) sent by registered or certified mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed, at his, her or its address set forth below; or (c) e-mailed to the party to whom it is directed, at his, her or its e-mail address set forth below:

If to the Seller, the Estate or the           With a required copy to:
Beneficiary:

                                              Honigman Miller Schwartz and Cohn

Waltraud E. Prechter                          2290 First National Building

19013 Parke Lane                              Detroit, MI  48226

Grosse Ile, MI  48138                         Attn:  G. Scott Romney, Esq.

                                              e-mail:  GSR@honigman.com

If to Purchaser:                              With a required copy to:

c/o Questor                                   Drinker Biddle & Reath LLP

2000 Town Center, Suite 2450                  1000 Westlakes Drive

Southfield, Michigan  48075                   Berwyn, PA  19312

e-mail:  jrunco@questorfund.com               e-mail:  neil.haimm@dbr.com

Attn:  Jason Runco, Vice President            Attn:  Neil Haimm

Unless any other provision of this Agreement expressly provides to the contrary, any Notice shall be effective upon receipt if delivered personally or if emailed, five days after mailing by registered or certified mail and the first business day after sent if sent by overnight express mail.

12.3. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.4. Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan without regard to its conflicts of law principles.

12.5. No Assignment; Benefit. No Party may assign its rights and obligations under this Agreement without the prior written consent of the other parties; provided, however, that Purchaser may, at its election, assign this Agreement to any one or more of its affiliates or direct or indirect wholly owned subsidiaries so as long as Purchaser remains fully liable for all of its obligations hereunder. This Agreement shall be binding on and inure to the benefit of the parties and their respective estates, heirs, personal representatives, successors and permitted assigns.

12.6. Entire Agreement. This Agreement, including the Exhibits attached or to be attached to it, is and shall be deemed to be the complete and final expression of the agreement between the parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the parties pertaining to such matters, including, without limitation, that certain letter of intent between the Estate and Questor Management Company LLC, as Agent, dated January 16, 2002, as amended, including, specifically, paragraph 18 of such letter.

12.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

12.8. Waiver. The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

12.9. Amendment. This Agreement may only be amended by written agreement executed by all of the parties.

12.10. No Third Party Beneficiaries. The rights and obligations of the parties under this Agreement are for the benefit of the parties hereto, and neither any creditor of any of the parties, nor any officer or employee of any Enterprise or Enterprise Subsidiary nor any other person or entity (other than a successor in interest to any of the parties, the

Purchaser Parties or Seller Parties), shall have the right to rely on or enforce the provisions of this Agreement as a third-party beneficiary or otherwise.

12.11. Confidential Information. From and after the Closing, unless expressly consented to in writing by Purchaser, Seller and Beneficiary shall not, and shall use best efforts to cause all their affiliates not to, directly or indirectly, use or disclose to any third person, any trade secret, financial data, customer list, pricing or marketing policies or plans or other proprietary or confidential information relating to Purchaser, the Enterprise or any Enterprise Subsidiary.

12.12 Jurisdiction; Venue; Services of Process. Each of the parties irrevocably submits on an exclusive basis to the jurisdiction of any Michigan State or United States Federal court sitting in Wayne County in any action or proceeding arising out of or relating to this Agreement, or the transaction contemplated hereby. Each of the parties irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each of the parties consents to the service of copies of the summons and complaint or any other process that may be served in any such action or proceeding by the mailing or delivering of a copy of such process to such party at its address specified in or pursuant to Section 12.2. Each of the parties agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of May 7, 2002.

                                               "PURCHASER"

                                               QP Acquisition #2, Inc.

                                               By: /s/ Jason Runco
                                                    ----------------------------
                                               Its:  Secretary
                                                     ---------------------------


                                               "ASC HOLDINGS"

                                               ASC Holdings, LLC

                                               By: /s/ David L. Treadwell
                                                   -----------------------------
                                               Its: Chief Executive Officer
                                                    ----------------------------


                                               THE "ESTATE"

                                               The Estate of Heinz C. Prechter,
                                               Deceased

                                               By: /s/ Waltraud E. Prechter
                                                   -----------------------------
                                               Its: Personal Representative
                                                    ----------------------------

                                               THE "BENEFICIARY"

                                               /s/ Waltraud E. Prechter
                                               ---------------------------------
                                                   Waltraud E. Prechter

                         INDEX OF EXHIBITS AND SCHEDULES

      EXHIBIT
      -------
         A                Seller's Equity Interests

         B                Enterprise Subsidiaries

         C                Knowledge

         D                Disclosure Schedule

         E                Required Consents

         F                Seller's Counsel's Opinions

         G                Questor Funds letter


      SCHEDULE
      --------
         4.3              Seller's Brokerage or Finder's Fee

         4.4              Seller's Required Consents, Approvals and Authorizations

         5.3              Purchaser's Brokerage or Finder's Fee

         5.4              Purchaser's Required Consents, Approvals and Authorizations

         7.2(g)           Exceptions to Required Consents

         7.2(h)           Resignation of Directors and Officers

                                    EXHIBIT A

                            SELLER'S EQUITY INTERESTS

9,441,420 shares of Common Stock and 1,952,352 shares of Preferred Stock of JPE, Inc., a Michigan corporation, which shares of Common Stock represent 67% of the outstanding and issued Common Stock of such Company, and which shares of Preferred Stock represent 99% of the outstanding and issued Preferred Stock of such Company. See attached Appendix 1 of outstanding stock options.